EXHIBIT 10.123

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

CHANGE IN CONTROL PROTECTION PLAN

AND SUMMARY PLAN DESCRIPTION

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

CHANGE IN CONTROL PROTECTION PLAN AND SUMMARY PLAN DESCRIPTION

i

(b)	Addresses, etc	9

(c)	Agent for Service of Legal Process	9

(d)	Funding	9

(e)	Plan Amendment or Termination	9

(f)	Statement of ERISA Rights	9

(g)	Whom to Call for Additional Information	10

ii

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

CHANGE IN CONTROL PROTECTION PLAN AND SUMMARY PLAN DESCRIPTION

The Smith & Wollensky Restaurant Group, Inc. and its subsidiaries (together, the “Company”) recognize that a corporate change in control may adversely affect certain employees.  To treat these employees in a fair and compassionate manner, The Smith & Wollensky Restaurant Group, Inc. has adopted this Change in Control Protection Plan (the “Plan”).

This document is the Plan’s plan document and it also serves as its Summary Plan Description (“SPD”).  This Plan will control in case of conflict with any other document.  The Plan became effective April 16, 2007 and was amended effective April 30, 2007.   Throughout this Plan, the term “Sponsor” is used when the Company is acting in its non-fiduciary capacity as Plan sponsor and settlor.  The term “Plan Administrator” is used when the Company is acting in the limited capacity of interpreting the Plan and determining eligibility for benefits (see Section 7 below for detailed information). References to the Company also refer to its affiliates and any successors to their interests.

1.                                      Eligibility

You are eligible for this Plan only if the Company has provided you with a Participation Letter Agreement (the “Letter Agreement”) signed by a duly authorized officer of the Company confirming your eligibility for the Plan.  The Letter Agreement shall be in the form attached hereto as Exhibit A or in such other form as the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors shall approve.  If you execute the Letter Agreement and return it to the Company within 30 days after receiving it:

(a)           you will become a “Participant” on the date the Company receives your properly executed Letter Agreement;

(b)           you will continue to be a Participant as long as your Letter Agreement remains in effect in accordance with its terms and those of this Plan; and

(c)           you will immediately cease to be a Participant if your Letter Agreement expires for any reason before you become vested in the right to collect the benefits described in Sections 2 through 4 below (“Change in Control Benefits”).

2.                                      Retention Benefit

(a)                                  General

You will become entitled to a retention benefit pursuant to this Plan if, while this Plan is in effect and while you are eligible under Section 1 for Plan participation, a Change in Control (as defined below) occurs and, if required in your Letter Agreement, you remain employed with the Company until the date set forth in your Letter Agreement (“Retention Date”).  This retention benefit (“Change in Control Retention Benefit”) shall be determined pursuant to the Letter Agreement that you sign pursuant to Section 1 as a condition to becoming a Plan participant.  If your employment with the Company terminates for any reason other than a Covered Termination (as defined under Section 3(c) of the Plan) before the Change in Control and, if applicable, the Retention Date, you will not be eligible for benefits under this Plan. You will be entitled to benefits under this Section 2 if you incur a Covered Termination as defined under Section 3(c) of the Plan after you satisfy the eligibility requirements described in Section 1.

(b)                                  Payment

If you become entitled to receive it, the Company will pay you your Change in Control Retention Benefit in a lump sum cash payment (less tax and other required withholdings) within 30 days following the later of the date of the Change in Control or, if applicable, the Retention Date.

(c)                                  Definition of Change in Control

The term “Change in Control” shall mean the occurrence of any of the following events that are intended to qualify as and should be interpreted in a manner consistent with a “change in control event” as defined under Treas. Reg. § 1.409A-3(i)(5):

(i)            the consummation of a merger, consolidation, statutory share exchange, or similar form of corporate transaction (whether in one or a series of related transactions) involving the Company, unless immediately following such transaction more than fifty percent (50%) of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity is owned, directly or indirectly, by persons who were stockholders of the Company immediately prior to the transaction or transactions; or

(ii)           any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes, without the prior approval of the Company’s Board of Directors, the  beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation thereto under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company; or

(iii)          the individuals who constituted the Company’s Board of Directors at the beginning of any calendar year (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Company’s Board of Directors at the end of such calendar year; provided that any person becoming a director subsequent to the beginning of such calendar year, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then members of the Company’s Board of Directors shall be an Incumbent Director; or

(iv)          a sale, transfer, or other disposition of the Company’s assets representing forty-percent (40%) or more of the aggregate fair market value of the Company’s assets and properties is closed or consummated, provided that no change in control shall be deemed to have occurred if there is a transfer to a related entity specified in Treas. Reg. § 1.409A-3(i)(5)(vii)(B).

3.                                      Severance Benefit

(a)                                  General

You will become entitled to a severance benefit pursuant to this Plan if, while this Plan is in effect and while you are eligible under Section 1 for Plan participation, you incur a Covered Termination (defined below) on or after a Change in Control.  The severance benefit (“Change in Control Severance Benefit”) shall be determined pursuant to the Letter Agreement that you sign pursuant to Section 1 as a condition for becoming a Plan participant and shall be considered “Paid Leave in Lieu of Notice” in accordance with the requirements of the Federal Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101 et seq.), and any similar state worker protection law.

If you terminate employment for any reason other than a Covered Termination, you will not be eligible for Change in Control Severance Benefits.  For example, you will not be eligible for Change in Control Severance Benefits under the Plan if the Plan Administrator determines, in its sole discretion, that your active employment has either (i) terminated before a Change in Control closes, or (ii) terminated on or after a Change in Control, by reason of —

(i)            your resignation  without Good Reason (as defined herein);

(ii)           your death;

(iii)          your discharge for Cause (as defined below)

Notwithstanding anything in this Section 3 to the contrary, you will not be eligible for Change in Control Severance Benefits under the Plan if you are offered employment with any entity or person that acquires the Company (including Alan Stillman or any entity he directly or indirectly controls) at a salary that is not 5% less than your salary prior to the Change in Control and that does not require you to move from your current work location.

(b)                                  Payment

If you become entitled to receive it, the Company will pay you your Change in Control Severance Benefit over a period of six (6) months (the “Severance Payment Period”) in equal monthly installments commencing within thirty (30) days following your Covered Termination.  Change in Control Severance Benefit payments will cease if you are offered employment during the Severance Payment Period with any entity or person that acquires the Company (including Alan Stillman or any entity he directly or indirectly controls) at a salary that is not 5% less than your salary prior to the Change in Control and that does not require you to move from your current work location. After benefit payments under this Section 3 have been ceased, the Plan Administrator, in its sole discretion, may require you to return any benefits already paid to you under this Section 3.   Notwithstanding anything in this Plan to the contrary, if at the time your Change in Control Severance Benefit is due, you are a specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), the Company shall delay any Change in Control Severance Benefit that constitutes a “deferral of compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (after application of Treas. Reg. § 1.409-1(b)(9)) until six months after you “separate from service” as defined under Section 409A (the “409A Suspension Period”).  Within fourteen calendar days after the end of the 409A Suspension Period, the Company shall pay you a lump sum payment in cash equal to any payments (including interest on any such payments, at an interest of not less than the prime interest rate, as published in the Wall Street Journal, over the period such payment is restricted from being paid to you) and benefits that the Company would otherwise have been required to provide you under Section 3 but for the imposition of the 409A Suspension Period.  Thereafter, you shall receive any remaining payments and benefits due under this Section 3 in accordance with the terms of this Section (as if there had not been any suspension period beforehand).

(c)                                  Definitions

(i)            For purposes of this Plan, a “Covered Termination” shall mean that, at any time on or after the later of a Change in Control or, if applicable, the Retention Date, either (i) you have resigned from the Company for Good Reason (as defined below) within six months of the initial occurrence of the condition that constitutes Good Reason (as defined below), or (ii) your employment with the Company is involuntarily terminated by the Company without Cause (as defined below); provided, however, your employment with the Company shall not be considered involuntarily terminated in connection with the liquidation, dissolution, merger, consolidation or reorganization of the Company, or the transfer of all or substantially all of the Company’s assets if the successor (by liquidation, dissolution, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its assets have been transferred (directly or by operation of law) assumes the duties and obligations of the Company under this Plan.

(ii)           For purposes of this Plan, “Cause” shall mean (i) the refusal or failure by you to substantially perform your duties with the Company or to comply in all material respects with the policies of the Company or any affiliate other than an actual or anticipated failure after the date a notice of termination for a bona fide Good Reason is given by you to the Company, provided in the latter case that circumstances giving rise to Good Reason in fact exist and are not cured by the Company within thirty (30) days following such notice; (ii) your engagement in conduct which is materially injurious, monetarily or otherwise, to the Company or its affiliates; (iii) your commitment of one or more significant acts of dishonesty; (iv) your repeated failure to follow a lawful and material directive from your direct or indirect supervisor; or (v) your conviction, guilty plea or plea of nolo contendere either to any felony, or to any misdemeanor involving dishonesty or moral turpitude, in each case, after you have been given written notice of such and have failed to cure such within thirty (30) days following such notice.

(iii)          For purposes of this Plan, “Good Reason” shall mean (i) a 5% or greater reduction by the Company in your base salary below the amount in effect immediately prior to the Change in Control or (ii) the requirement that you change your principal location of work to any location that is more than 25 miles from its location immediately before the Change in Control or, for a Participant who works in Manhattan, a location outside of Manhattan, in each case under clauses (i) or (ii) after you have notified the Company in writing of such condition within 90 days of the initial occurrence of the condition and the Company has failed to cure such condition within thirty (30) days following such notice.

4.                                      Taxes and Other Withholdings

Your Change in Control benefits will be subject to withholdings for taxes and any other required payroll deductions.

5.                                      Relation to Other Plans

Except as otherwise expressly provided in this paragraph or in your Letter Agreement, by signing your Letter Agreement, you recognize and agree that any prior retention, severance or similar plan of the Company that might apply to you is hereby revoked and ineffective as to you.  Notwithstanding the foregoing, if you become entitled to receive benefits under the Company’s 2005 Management Retention Plan, then you shall not receive any benefits under this Plan.  No benefits that would constitute “excess parachute payments” within the meaning of Internal Revenue Code Section 280G, or cause any other amounts to be excess parachute payments, will be payable under this Plan.

6.                                      Claims Procedures

(a)                                  Formal Claims Typically Not Required

Typically, you will not need to present a formal claim to receive the Change in Control Benefits payable under this Plan.

(b)                                  Disputes

If any person (claimant) believes that Change in Control Benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the claimant’s legal rights are being violated with respect to the Plan, the claimant must file a formal claim with the Plan Administrator within the time period set forth in Section 6(c).  The Plan Administrator will handle all such claims in accordance with the procedures set forth in Section 6(d).  This requirement applies to all claims that any claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the claimant.  See Section 12(f) for information about your rights in the event the Plan Administrator denies your claim.

(c)                                  Time for Filing Claims

A formal claim must be filed within ninety (90) days after the date the claimant first knew or should have known of the facts on which the claim is based (or, if earlier, the date that is 120 days after your employment terminates for any reason), unless the Sponsor in writing consents otherwise.  The Plan Administrator will provide a claimant, on request, with a copy of the claims procedures established under subsection 6(d). If a claimant files an untimely claim, no Change in Control Benefits of any kind shall be payable under the Plan.

(d)                                  Procedures

If the Plan Administrator does not offer a Participant the payment of Plan Change in Control Benefits under this Plan within 10 days after the Participant terminates employment, the

Participant must file a claim for benefits on a form prescribed by the Plan Administrator and within the time frame set forth in subsection (c) above.  If the claimant’s claim for a benefit is wholly or partially denied, the Plan Administrator will furnish the claimant with a written notice of the denial.  This written notice must be provided to the claimant within a reasonable period of time after the receipt of the claimant’s claim by the Plan Administrator (generally within ninety (90) days after employment terminates for any reason, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one hundred and eighty (180) days) after receipt by the Plan Administrator of the claimant’s claim for review. If such an extension of time is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 90-day period, and will indicate the special circumstances requiring the extension. Written notice of denial of the claimant’s claim must contain the following information:

(i)                           the specific reason or reasons for the denial;

(ii)                        a specific reference to those provisions of the Plan on which such denial is based;

(iii)                     a description of any additional information or material necessary to perfect the claimant’s claim, and an explanation of why such material or information is necessary; and

(iv)                    a copy of the appeals procedures under the Plan and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse determination of the claimant’s claim.

If the claimant’s claim has been denied, and the claimant wishes to submit his or her request for a review of his or her claim, the claimant must follow the following Claims Review Procedure:

1.                                       Upon the denial of his or her claim for benefits, the claimant may file his or her request for review of his or her claim, in writing, with the Plan Administrator or claims processor;

2.                                       The claimant must file the claim for review not later than sixty (60) days after he or she has received written notification of the denial of his or her claim for benefits;

3.                                       The claimant has the right to review and obtain copies of all relevant documents relating to the denial of his or her claim and to submit any issues and comments, in writing, to the Plan Administrator;

4.                                       If the claimant’s claim is denied, the Plan Administrator must provide the claimant with written notice of this denial within sixty (60) days after the Plan Administrator’s receipt of the claimant’s written claim for review.  There may be times when this 60-day period may be extended.  This extension may only be made, however, where there are special circumstances which are communicated to the claimant in writing within the 60-day period.  If there is an extension, a decision will be made as soon as possible, but not later than one hundred and twenty (120) days after receipt by the Plan Administrator of the claimant’s claim for review; and

5.                                       The Plan Administrator’s decision regarding the claimant’s claim for review will be communicated to the claimant in writing, and if the claimant’s claim for review is denied in whole or part, the decision will include:

(A)                              the specific reason or reasons for the denial;

(B)                                specific references to the pertinent provisions of the Plan on which the decision was based;

(C)                                a statement that the claimant may receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(D)                               a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

7.                                      Plan Administration

(a)                                  Discretion

The Company’s Compensation Committee is responsible for the general administration and management of the Plan (“Plan Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of the Plan and to determine all questions relating to eligibility for Plan benefits.  The Plan Administrator shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole and absolute discretion, and to make any findings of fact needed in the administration of the Plan.  The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

(b)                                  Finality of Determinations

Unless arbitrary and capricious, all actions taken and all determinations by the Plan Administrator will be final and binding on all persons claiming any interest in or under the Plan.  To the extent the Plan Administrator has been granted discretionary authority under the Plan, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

(c)                                  Drafting Errors

If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent (by the Sponsor or the Plan Administrator, as the case may be), or as determined by the Plan Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Plan Administrator (but with regard to the intent of the Sponsor as settlor).

(d)                                  Scope

This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.

8.                                      Arbitration of Disputes

Any controversy or claim arising out of or relating to this Plan shall be resolved by final and binding arbitration in accordance with the employment dispute rules of the American Arbitration Association then in effect, and judgment upon any award rendered by the arbitrators may be entered and a confirmation order sought in any court having jurisdiction.  You and the Company shall each bear your/its own expenses incident to any such arbitration, including without limitation, expenses of counsel, and the Company shall pay the expenses of the arbitrators and the American Arbitration Association.  This paragraph shall not apply to any injunctive or other equitable remedies that the Company may have under any general release agreement executed by you to receive a Change in Control Severance Benefit.

9.                                      Plan Amendment and Termination; Limitation on Employee Rights

(a)                               The Company, acting through its Board of Directors or its delegate, has the right in its sole and absolute discretion to amend the Plan, to extend its term, or to terminate the Plan, prospectively.

(b)                               Notwithstanding the foregoing, any amendment or termination of the Plan that occurs within two months before or two years after a Change in Control shall only apply to those Participants:

(i)                           who consent individually and in writing to the amendment or termination; or

(ii)                        whose vested Change in Control Benefit, or rights under the Plan to become entitled to the Change in Control Benefit set forth in his or her Letter Agreement are not adversely affected by such amendment or termination.

(c)                                This Plan shall not give any employee the right to be retained in the service of the Company, and shall not interfere with or restrict the right of the Company to discharge or retire the employee for any lawful reason.

10.                               Governing Law

This Plan is a welfare plan subject to ERISA, and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common laws of the State of New York (excluding its choice of laws principles) shall apply.

11.                               Miscellaneous

Where the context so indicates, the singular will include the plural and vice versa.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.  Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

12.                               Other Information

(a)                                  Type of Plan

This is a welfare plan.

(b)                                  Addresses, etc.

The Company’s address, telephone number, and employer identification number are as follows:

The Smith & Wollensky Restaurant Group, Inc.

880 Third Avenue

New York, New York 10022

  Attention: Chair, Compensation Committee of the Board of Directors

Telephone: 212 838-2061

EIN: 58-2350980

The Plan’s identification number and Plan Year are as follows:

Plan I.D. Number:  5

Plan Year:              Calendar

(c)                                  Agent for Service of Legal Process

The Plan Administrator is the Plan’s agent for service of legal process.

(d)                                  Funding

The Plan is funded out of the Company’s general assets, subject to the Company’s obligation under Section 11 to establish and fund a grantor trust in the event of a Change in Control.

(e)                                  Plan Amendment or Termination

The Sponsor has reserved the right to amend and terminate the Plan as set forth in Section 10 herein.

(f)                                    Statement of ERISA Rights

As a participant in this Plan, you are entitled to certain rights and protections under a federal law called the Employee Retirement Income Security Act of 1974, as amended (as noted above, “ERISA”).  ERISA provides that you are entitled to examine all Plan documents, including the official Plan document and the Plan’s annual report, at the Plan Administrator’s office and other specified locations without charge.  Copies of these documents and other Plan information also may be obtained on written request to the Plan Administrator.  A reasonable charge may be requested for copies.

In addition to creating rights for Plan participants, ERISA imposes duties on the people who are responsible for the operation of this Plan.  The people who operate this Plan are called “fiduciaries.”  Plan fiduciaries have a duty to operate this Plan prudently and in the interest of you and other Plan participants.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining benefits or exercising your rights under ERISA.  If your claim for benefits is denied in whole or in part, you must receive a written explanation of the reason for this denial.  You have the right to have the Plan Administrator review and reconsider your claim, as described elsewhere in this Plan.

Under ERISA, there are steps you may be able to take to enforce your rights.  For instance, if you request certain materials required to be furnished by the Plan and do not receive them within 30 days, or if you have any other claim with respect to the Plan, you must utilize the Plan’s claims procedure.  You also may file suit in federal court.  In such a case, the court may require you to pursue your claim through the Plan’s claims procedure or it may grant you the relief you are seeking, for example, by ordering that you be provided with materials you have requested and that you be paid up to $110 a day until you receive them, unless the materials were not sent because of reasons beyond the Plan Administrator’s control.

If you are discriminated against for asserting your rights, you should file a claim under the Plan’s claims procedure, or you may seek assistance from the U.S. Department of Labor or file suit in a federal court.  The court will decide whether you should have pursued your claim through the Plan’s claims procedure and who should pay the court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose any court case involving the Plan, the court may order you to pay these costs and fees.  It may do so, for example, if it finds that you should have used the Plan’s claims procedure or that your claim is frivolous.  If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquires, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or by visiting its website (http://www.dol.gov/ebsa/).

(g)                                 Whom to Call for Additional Information

If you have any questions, please contact the Plan Administrator.

THE SMITH & WOLLENSKY RESTAURANT GROUP,  INC.

CHANGE IN CONTROL PROTECTION PLAN

Participation Agreement

The Smith & Wollensky Restaurant Group,  Inc.

Letterhead

Employee Name

Employee Address

Re:                               The Smith & Wollensky Restaurant Group,  Inc. Change in Control Protection Plan Participation Letter Agreement

Dear [Employee Name]:

This letter relates to the Change in Control Protection Plan (the “Plan”) that we, The Smith & Wollensky Restaurant Group,  Inc., have adopted.

Through this letter, you are being offered the opportunity to become a participant in the Plan, and thereby to be eligible to receive the retention and severance benefits described below. A copy of the Plan is attached to this letter.  You should read it carefully and become comfortable with its terms and conditions, and those set forth below.

By signing below, you will be acknowledging and agreeing to the following provisions:

(a)                                  that you have received and reviewed a copy of the Plan;

(b)                                 that terms not defined in this letter but beginning with initial capital letters shall have the meaning assigned to them in the Plan;

(c)                                  that participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan and the terms set forth below; and

(d)                                 that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.

Subject to the foregoing, we invite you to become a “Participant” in the Plan.  Your participation in the Plan will be effective upon your signing and returning this Agreement to the Company within thirty (30) days of your receipt of this Agreement.

NOW, THEREFORE, you and the Company (hereinafter referred to as “the parties”) hereby AGREE as follows:

1.             If while the Plan and this letter agreement is in effect:

a)              a Change in Control, as defined under Section 2(c) of the Plan occurs and you remain employed until [INSERT DATE] (your Retention Date) or you

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incur a Covered Termination (as defined under Section 3(c) of the Plan), you will receive a Change in Control Retention Benefit equal to                       ;

b)             you incur a Covered Termination within two years after a Change in Control,  you will receive a Change in Control Severance Benefit equal to

2.             As a condition of receiving the Change in Control Severance Benefit (but not the Change in Control Retention Benefit), you must sign a general release in a standard form that is in general use by the Company at the time of your Covered Termination.  The general release shall include a non-disparagement clause requiring you to refrain from disparaging the Company, its officers, directors or your fellow employees as well as a confidentiality clause that prohibits you from disclosing the Company’s confidential information without its consent.  The Company will provide you with the general release at the time of the Covered Termination.

3.             You will cease to be eligible for Change in Control Severance Benefits under the Plan if you are offered employment with any entity or person that acquires the Company (including Alan Stillman or any entity he directly or indirectly controls) at a salary that is not 5% less than your salary prior to the Change in Control and that does not require you to move from your current work location.   The Plan Administrator, in its sole discretion, may require you to return any benefits paid to you before your eligibility terminates under this paragraph.

4.             In consideration of becoming eligible to receive the Change in Control Severance Benefits provided under the terms and conditions of the Plan, you agree to waive any and all rights, benefits, and privileges to severance benefits that you might otherwise be entitled to receive under any other plan or arrangement.   Notwithstanding the foregoing, if you become eligible to receive benefits under the Company’s 2005 Management Retention Plan, you shall receive benefits under that plan and not this Plan.

5.             You understand that the waiver set forth in Section 4 above is irrevocable for so long as this letter agreement is in effect, and that this letter agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein.

6.             This letter agreement shall terminate, and your status as a “Participant” in the Plan shall end, on the first to occur of –

a)              your termination of employment for a reason other than a “Covered Termination” as defined in Section 3(c)(i) of the Plan,

b)             the date two years after a Change in Control, and

c)              if before a Change in Control occurs, the date 12 months after the Company provides you with written notice that this letter agreement is being terminated by the Company in its discretion as employer and Company.

7.             You recognize and agree that your execution of this letter agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of

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the Plan and this letter agreement, and that you understand that this letter agreement may not be amended or modified except pursuant to Section 9 of the Plan.

The “Company”:
Dated: , 2007

By
Alan N. Stillman, CEO

ACCEPTED AND AGREED TO this                day of                         , 20     .

Your Name (printed)

Your Signature

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